                                                                  EXHIBIT 99.B.4

                        TIAA-CREF LIFE INSURANCE COMPANY
                   730 THIRD AVENUE, NEW YORK, N.Y. 10017-3209
                            TELEPHONE: [888-842-2733]

                        PERSONAL ANNUITY SELECT CONTRACT

                     Contract                         Date of Issue
                      Number                           mo  day  yr
                    [0-800135-6                        01 01 1999]

             Annuitant          [John J. Jones]
             Owner              [Jane J. Doe]

         This is a contract between you, the owner, and TIAA-CREF Life Insurance Company ("TIAA-CREF Life"). This page refers briefly to some of the features of this contract. The next pages set forth in detail the rights and obligations of both TIAA-CREF Life and you under the contract.

                   PLEASE READ YOUR CONTRACT. IT IS IMPORTANT.

                               GENERAL DESCRIPTION

         This is a flexible premium limited deferred annuity contract. You allocate any future premiums to the fixed account and/or to investment accounts of the separate account. Your contract accumulation (the value of your contract) is the sum of your fixed account accumulation and your separate account accumulations. Accumulations in the fixed account are credited with a guaranteed interest rate, and may also be credited with additional interest. ACCUMULATIONS IN THE SEPARATE ACCOUNT ARE VARIABLE, ARE NOT GUARANTEED, AND MAY INCREASE OR DECREASE DEPENDING ON INVESTMENT RESULTS OF THE FUNDS UNDERLYING THE INVESTMENT ACCOUNTS.

         TIAA-CREF Life will pay the income benefit provided under this contract to you, the owner. The income benefit is based on the life of the annuitant named above, who may be the owner or another person. If you or the annuitant die before the income benefit begins, TIAA-CREF Life will pay the death benefit provided in this contract. Income and death benefits are based on your contract accumulation and the rate schedule under which premiums and transfers are credited to your fixed account accumulation.

         You may choose to withdraw all or a part of your contract accumulation on or before the day income benefits begin. This contract does not provide for loans.

         TIAA-CREF Life may stop accepting premiums under this contract and accept premiums under a replacement contract. Such a replacement contract may include a surrender charge, a lower guaranteed interest rate on fixed account accumulations, and different annuity purchase rates.

         30 DAY RIGHT TO EXAMINE YOUR CONTRACT. You have 30 days from the day you receive this contract to examine it. If you decide to cancel this contract, send it and your request to cancel to TIAA-CREF Life at the address above. Upon receipt of such request, TIAA-CREF Life will refund the contract accumulation as of the date you mailed or delivered your request to us, plus premium taxes (if any) deducted from premiums paid. As of that date, the contract will then be void and no benefits will be provided under it.

         If you have any questions about your contract or need help to resolve a problem, you can contact us at the address or phone number above.

             NONQUALIFIED FLEXIBLE PREMIUM LIMITED DEFERRED ANNUITY
                        FIXED AND VARIABLE ACCUMULATIONS

                                                            Thomas G. Walsh
                                                              President and
                                                         Chief Executive Officer

TCL-1291.2                                                                Page 1
TIAA-CREF Life PAS                                                    Ed. 1-1999
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YOUR TIAA-CREF LIFE PERSONAL ANNUITY SELECT CONTRACT

                     INDEX OF IMPORTANT TERMS AND PROVISIONS

                                                                         Section
Accumulation
         Contract.............................................................24
         Fixed Account........................................................25
         Investment Account...................................................27
Accumulation Unit
         Number of............................................................32
         Definition...........................................................28
Additional Interest...........................................................26
Annuitant - Definition.........................................................1
Annuity Starting Date
         Definition............................................................2
Assignment - Rights Subject to................................................52
Beneficiary
         Definition............................................................3
         Naming................................................................3
Benefits Based on Incorrect Age...............................................59
Business Day...................................................................4
Claims of Creditors
         Protection Against...................................................53
Contract - Consists of........................................................19
Correspondence with Us........................................................63
Death Benefit
         Availability of......................................................38
         Amount of Payments...................................................41
         Death Benefit Payee - Definition......................................6
         Definition............................................................5
         Guaranteed Minimum...................................................40
         Methods of Payment...................................................43
         Naming Your Beneficiary...............................................3
         Payable Date.........................................................39
         Variable Accumulations...............................................42
Distributions Required on Death of Owner
         After the Annuity Starting Date......................................37
         Before the Annuity Starting Date.....................................44
Elections and Changes - Procedure.............................................55
Fixed Account..................................................................7
Fund - Definition..............................................................8
General Account................................................................9
Gross Investment Factor.......................................................30
Income Benefit
         Amount of Payments...................................................34
         Automatic Election...................................................36
         Definition...........................................................10
         Options..............................................................36
         Payment of...........................................................33
         Starting Payments....................................................35
Investment Account
         Addition or Deletion.................................................48
         Description..........................................................11
         Change or Substitution of Funds......................................49
Investment Company Act of 1940................................................57
Lapse or Forfeiture -
         Protection Against...................................................20
Laws and Regulations -
         Compliance with......................................................61
Loans - Not available.........................................................51
Lump-sum Benefit and Transfers
         Availability.........................................................45
         Definition...........................................................12
         Effective Date.......................................................46
Net Investment Factor.........................................................29
Non-Forfeiture of Benefits....................................................54
Owner - Definition............................................................13
Payment to an Estate, Trustee, etc............................................56
Premiums
         Allocation...........................................................22
         Limits on............................................................21
         Taxes................................................................23
Proof of Survival.............................................................60
Rate Schedule.................................................................64
         Definition...........................................................14
Report of Accumulation........................................................50
Right to Amend................................................................62
Second Annuitant - Definition.................................................15
Separate Account
         Charge...............................................................31
         Description..........................................................16
         Insulation of........................................................47
Service of Process upon TIAA-CREF Life........................................58
Transfer......................................................................17
Valuation Day.................................................................18

Page 2                                                                TCL-1291.2
Ed. 1-1999                                                    TIAA-CREF Life PAS
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                            YOUR TIAA-CREF LIFE PERSONAL ANNUITY SELECT CONTRACT

                             PART A: ANNUITANT DATA

                                            Annuity
                   Date of                  Starting                Date of
 Contract           Issue                     Date                   Birth
  Number        mo  day    yr             mo  day    yr          mo  day    yr
0-800135-6        01  01 1999              12  01 2018

Annuitant John J. Jones                                            12 20 1952

Owner Jane J. Doe                                                  11 15 1950

                         Annuitant's Social Security Number:     111-11-1111

                             Owner's Social Security Number:     ###-##-####

This contract was made and delivered in the State of New York. The validity and effect of the contract are governed by the laws there in force.

Your initial premium has been allocated to the accounts shown below. All future premiums will be allocated to these accounts as shown unless you change your allocation instructions as described in section 22.

         Fixed Account:                     30%

         Investment Accounts
         Stock Index Account:               70%

Minimum Fixed-Account Accumulation Interest Rate: 3.0%

The following investment account is available as of the date of issue:

         STOCK INDEX ACCOUNT: This account holds shares in the Stock Index Fund of the TIAA-CREF Life Funds, which maintains a broadly diversified portfolio consisting primarily of common stocks selected to track the overall U.S. stock market.

The separate account charge is 1.2% per year of the separate account's net assets. TIAA-CREF Life may choose to waive a portion of the separate account charge.

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                            YOUR TIAA-CREF LIFE PERSONAL ANNUITY SELECT CONTRACT

                       PART B: TERMS USED IN THIS CONTRACT

1. The ANNUITANT is the natural person whose life is used in determining the income benefit to be paid. The annuitant is named on Page 3 of this contract, and may not be changed, except as provided in section 38.

2. The ANNUITY STARTING DATE shown on Page 3 is the date on which your income is scheduled to begin. You may change your annuity starting date as explained in section 35.

3. BENEFICIARY. Beneficiaries are persons you name, in a form satisfactory to TIAA-CREF Life, to:

         A) receive the death benefit as death benefit payee(s) if you die before the annuity starting date while the annuitant is alive; or

         B) become the owner, and receive any benefits due as owner, if you die on or after the annuity starting date.

         At any time you may name, change, add or delete beneficiaries, by written notice to TIAA-CREF Life as explained in section 55.

         You can name two "classes" of beneficiaries, primary and contingent. These classes set the priority of payment or ownership. If any primary beneficiary is alive at the time of your death, the primary beneficiary(ies) will receive the death benefit or become the owner(s). If no primary beneficiary survives you, your "beneficiaries" are the surviving contingent beneficiary or beneficiaries you named. If a class contains more than one person, the then-living person(s) in the class will receive the death benefit or become owners in equal shares, unless you provide otherwise. For example, if you die before the annuity starting date, and you named your spouse as primary beneficiary and "children" as contingent beneficiaries, your spouse would receive the death benefit or become owner if he or she survived you. But if your spouse did not survive you, then your surviving children would receive the death benefit or become owners in equal shares. The share of any named beneficiary in a class who does not survive will be allocated in equal shares to the beneficiaries in such class who do survive, even if you've provided for these beneficiaries to receive unequal shares.

         If you die before the annuity starting date and if you named your estate as beneficiary, none of the beneficiaries you named is alive at the time of your death, or you never named a beneficiary, the death benefit will be paid to your estate in one sum.

         If you die on or after the annuity starting date and if none of the beneficiaries you named is alive at the time of your death, or you never named a beneficiary, the annuitant will become the owner. If the annuitant is not alive, the second annuitant (if any) will become the owner. If no beneficiary or annuitant is alive, the present value of any income benefit remaining due will be paid to your estate in one sum.

4. A BUSINESS DAY is any day that the New York Stock Exchange is open for trading. A business day ends at 4:00 p.m. Eastern time, or when trading closes on the New York Stock Exchange, if earlier.

5. The DEATH BENEFIT is the value of your contract accumulation, or if greater, the sum of all

TCL-1291.2                                                                Page 5
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YOUR TIAA-CREF LIFE PERSONAL ANNUITY SELECT CONTRACT

premiums credited to this contract less any lump-sum benefits paid. It will be paid to the death benefit payee under one of the methods of payment set forth in Part F, if you or the annuitant dies before the annuity starting date.

6. The DEATH BENEFIT PAYEE can receive the death benefit if you or the annuitant dies before the annuity starting date. If you die, your beneficiary will be the death benefit payee. If the annuitant dies and you are not the annuitant, you will be the death benefit payee. Where the owner and the annuitant have died and there is not sufficient evidence that they have died other than simultaneously, then the beneficiary is the death benefit payee, unless you have provided otherwise.

7. FIXED ACCOUNT. All premiums and transfers credited to the fixed account become part of TIAA-CREF Life's general account.

8. A FUND is a mutual fund or a separate series of a mutual fund registered under the Investment Company Act of 1940, as amended, as an open-end management investment company. Each Fund consists of a portfolio of assets managed with a specific investment objective.

9. The GENERAL ACCOUNT consists of all of TIAA-CREF Life's assets other than those in separate accounts.

10. The INCOME BENEFIT is the periodic amount payable under one of the options set forth in Part E. The first payment will be payable as of the annuity starting date.

11. An INVESTMENT ACCOUNT is a subaccount of the separate account that holds shares of a Fund or Funds which are managed with a specified investment objective. The investment account(s) available as of the date of issue are shown on Page 3. TIAA-CREF Life may add, combine, or delete investment accounts as described in section 48.

12. A LUMP-SUM BENEFIT is a withdrawal in a single sum of all or part of your contract accumulation. The provisions concerning lump-sum benefits are set forth in Part G.

13. You are the OWNER. During your lifetime, you may, subject to the rights of any assignee and to the extent permitted by law, exercise every right given by this contract without the consent of any other person. The owner may be changed as explained in section 55. The name of the owner as of the date of issue is shown on Page 3.

14. The RATE SCHEDULE sets forth the guaranteed annuity purchase rates to be used in determining income and death benefit payments. All such payments are made from the general account. The rate schedule applies only to your fixed account accumulation. The minimum income or death benefit equals that part of your fixed account accumulation multiplied by the guaranteed annuity purchase rate calculated on the basis specified in the rate schedule. The rate schedule is in section 64.

15. You name a SECOND ANNUITANT if you choose an income benefit under a two-life Annuity option, as explained in section 36. Under a two-life Annuity option the lives of the annuitant and the second annuitant are used in determining the income benefit.

Page 6                                                                TCL-1291.2
Ed. 1-1999                                                    TIAA-CREF Life PAS
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                            YOUR TIAA-CREF LIFE PERSONAL ANNUITY SELECT CONTRACT

16. SEPARATE ACCOUNT. All premiums and transfers credited to an investment account are part of the separate account. The separate account is designated as "TIAA-CREF Life VA-1" and was established by TIAA-CREF Life in accordance with New York law to provide benefits from this contract and other similar contracts. The assets and liabilities of separate account TIAA-CREF Life VA-1 are segregated from the assets and liabilities of the general account and from the assets and liabilities of any other TIAA-CREF Life separate account.

17. You may TRANSFER some or all of your contract accumulation between the fixed account and the available investment accounts. The provisions concerning transfers, including restrictions, are set forth in Part G.

18. A VALUATION DAY is any business day, as well as the last calendar day of each month.

                          PART C: CONTRACT AND PREMIUMS

19. THE CONTRACT. This document is the entire contract between you and TIAA-CREF Life. We have issued it in return for your completed application and the first premium. The application is not part of the contract. Any endorsement to or amendment of this contract or waiver of any of its provisions will be valid only if in writing and signed by an executive officer or a registrar of TIAA-CREF Life. All benefits are payable at TIAA-CREF Life's home office in New York, NY. This contract is incontestable.

20. PROTECTION AGAINST CONTRACT TERMINATION OR FORFEITURE. While your contract accumulation is at least $250, your rights under the contract will remain in force after the first premium has been paid. No additional premiums are required. You own this contract. If no premiums have been paid for three years, and your accumulation is less than $250, we may pay you your contract accumulation and terminate this contract.

21. PREMIUMS. Premiums for this contract may be paid until the annuity starting date and in any amount not less than $25. TIAA-CREF Life may limit total premiums and transfers allocated to the fixed account to $300,000 in any twelve-month period. TIAA-CREF Life may stop accepting premiums under this contract after the effective date of a change in New York State Insurance Law which lowers the minimum required accumulation interest rate for flexible premium annuities from the rate in effect on December 31, 1998, provided that:

         a)       you have been given three months' written notice; and

         b) TIAA-CREF Life accepts premiums under a new TIAA-CREF Life deferred annuity contract issued to you with the same annuitant, annuity starting date, beneficiary and methods of benefit payment as those under this contract at the time of replacement. Such new contract may include a surrender charge on fixed account accumulations and may have a lower guaranteed interest rate and different annuity purchase rates than those under this contract. The new contract will also provide the same rights to elect changes as those provided under this contract.

TCL-1291.2                                                                Page 7
TIAA-CREF Life PAS                                                    Ed. 1-1999
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YOUR TIAA-CREF LIFE PERSONAL ANNUITY SELECT CONTRACT

         Your initial premium will be credited to your contract within two business days of the business day on which it is received by TIAA-CREF Life at the location that TIAA-CREF Life will designate. Each subsequent premium will be credited to your contract as of the business day on which it is received by TIAA-CREF Life at the location that TIAA-CREF Life will designate.

22. ALLOCATION OF PREMIUMS. You allocate premiums among the fixed account and the available investment accounts. As of the date of issue, the Stock Index Account is the only available investment account. If you allocate premiums to the fixed account they increase your fixed account accumulation. If you allocate premiums to an investment account they purchase accumulation units in that account. Your allocation instructions as of the date of issue are shown on Page 3, and may be changed at any time for future premiums. Your premiums are allocated according to the most recent valid instructions TIAA-CREF Life has received from you in a form acceptable to TIAA-CREF Life.

23. PREMIUM TAXES. State and local government premium tax, if applicable, will be deducted from your contract accumulation when incurred by TIAA-CREF Life. TIAA-CREF Life may deduct these taxes when the premium is received by TIAA-CREF Life or when annuity income or death benefit payments commence. If no amount for premium tax was deducted, but premium tax is later determined to be due, TIAA-CREF Life will reduce your contract accumulation by the amount of tax which is determined to be due by TIAA-CREF Life.

                              PART D: ACCUMULATIONS

24. Your CONTRACT ACCUMULATION is equal to the sum of your fixed account accumulation and your investment account accumulations. Your fixed account accumulation is guaranteed by TIAA-CREF Life's general account. Separate account accumulations are not guaranteed, and you bear the investment risk of your separate account accumulations.

25. Your FIXED ACCOUNT ACCUMULATION is equal to:

         A)       all premiums allocated to your fixed account accumulation;
                  plus

         B)       all transfers credited to your fixed account accumulation;
                  plus

         C) interest credited to your fixed account accumulation at the guaranteed effective annual rate of 3%; plus

         D) any additional interest in excess of the guaranteed interest credited to your fixed account accumulation; less

         E) any premium taxes incurred by TIAA-CREF Life for your fixed account accumulation; less

         F) the amount of any lump-sum benefits paid, or transfers from your fixed account accumulation.

26. TIAA-CREF Life may credit ADDITIONAL INTEREST to your fixed account accumulation. TIAA-CREF Life does not guarantee that there will be additional interest.

         Additional interest, if any, will be credited under a schedule of additional interest rates declared by TIAA-CREF Life from time to time.

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Ed. 1-1999                                                    TIAA-CREF Life PAS
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                            YOUR TIAA-CREF LIFE PERSONAL ANNUITY SELECT CONTRACT

27. An INVESTMENT ACCOUNT ACCUMULATION (the value of your share of an investment account) is equal to the number of your accumulation units multiplied by the value of one accumulation unit in that investment account. Investment account accumulations are variable and are not guaranteed. They may increase or decrease depending on investment results of the funds underlying the investment accounts.

28. ACCUMULATION UNIT. Each investment account maintains a separate accumulation unit. The value of each investment account's accumulation unit is calculated at the end of each valuation day. The value of an investment account's accumulation unit is equal to the prior valuation day's value multiplied by the account's net investment factor.

29. An investment account's NET INVESTMENT FACTOR equals its gross investment factor minus the separate account charge incurred since the previous valuation day.

30. An investment account's GROSS INVESTMENT FACTOR equals (A) divided by (B), as follows:

         (A)      equals   i.       the net asset value of the shares in the
                                    fund(s) held by the account as of the end of the valuation day, excluding the net effect of contract holders' transactions (i.e., premiums received, benefits paid, and transfers to and from the account) made during that day; plus

                           ii.      investment income and capital gains
                                    distributed to the account; less

                           iii. any amount paid and/or reserved for tax liability resulting from the operation of the account since the previous valuation day.

         (B) equals the value of the shares in the fund(s) held by the account as of the end of the prior valuation day, including the net effect of contract holders' transactions made during the prior valuation day.

31. SEPARATE ACCOUNT CHARGE. A separate account charge is assessed for mortality and expense risk and administration. The separate account charge is guaranteed not to exceed 1.2% of the separate account's average daily net assets per year.

32. NUMBER OF ACCUMULATION UNITS. The number of your accumulation units in an investment account under your contract will be increased by:

         A)       any premiums you allocate to that investment account; and

         B)       any transfers you make to that investment account;

and will be decreased by:

         C) any premium taxes incurred by TIAA-CREF Life for your investment account accumulation;

         D) any lump-sum benefits paid from your account accumulation in that investment account; and

         E) any transfers from your account accumulation in that investment account to the fixed account or another investment account.

         The increase or decrease in the number of your accumulation units on any valuation day is equal to the net dollar value of all transactions divided by the value of the investment account's

TCL-1291.2                                                                Page 9
TIAA-CREF Life PAS                                                    Ed. 1-1999
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YOUR TIAA-CREF LIFE PERSONAL ANNUITY SELECT CONTRACT

accumulation unit as of the end of the valuation day.

                             PART E: INCOME BENEFIT

33. PAYMENT OF THE INCOME BENEFIT. Your contract accumulation can be used to provide an income benefit guaranteed by TIAA-CREF Life's general account. No income benefit is available from the separate account. The income benefit will be paid to you, the owner. If you die while any income benefit payments remain due, the beneficiary will become the owner. The beneficiary, as the new owner, will receive the income benefit and may name or change beneficiaries as described in section 3.

34. The AMOUNT OF THE INCOME BENEFIT as of the annuity starting date will be determined by:

         A)       the amount of your contract accumulation;

         B) the rate schedule under which any premiums and transfers were credited to your fixed account accumulation;

         C)       the income option and payment frequency you choose;

         D)       if you choose a one-life annuity, the annuitant's age; and

         E) if you choose a two-life annuity; the annuitant's age and the second annuitant's age.

         If the income benefit would be less than $100 a month, TIAA-CREF Life will have the right to change to quarterly, semi-annual or annual payments, whichever will result in payments of $100 or more and the shortest interval between payments.

35. STARTING THE INCOME BENEFIT. Payment of your income benefit will begin as of the annuity starting date you have chosen, if you and the annuitant are then living and:

         A)       you have chosen one of the income options set forth in section
                  36; and

         B) if you choose a one-life annuity, we have received due proof of the annuitant's age; and

         C) if you choose a two-life annuity, we have received due proof of the annuitant's age and the second annuitant's age.

         If the requirements of this section have not been completed by the annuity starting date you have chosen, the annuity starting date will be deferred to the first of the month after these requirements have been completed. You may change the annuity starting date at any time on or before the day the income benefit begins, by written notice to TIAA-CREF Life as explained in section 55. You may change the annuity starting date to the first of any month following the date of the change, but not to a month:

         A) earlier than fourteen months after the date of issue shown on page 3; or

         B)       later than the annuitant's ninetieth birthday.

         If you have not chosen an annuity starting date prior to the first of the month in which the annuitant turns age 90, you will be deemed to have chosen that date.

Page 10                                                               TCL-1291.2
Ed. 1-1999                                                    TIAA-CREF Life PAS
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                            YOUR TIAA-CREF LIFE PERSONAL ANNUITY SELECT CONTRACT

36. INCOME OPTIONS are the ways in which you may have the income benefit paid. Any time before the annuity starting date you may choose one of the options listed below. Any choice or change of such choice must be made by written notice to TIAA-CREF Life as explained in section 55. You may change your choice at any time before payments begin, but once they have begun no change can be made.

         Each of the income options listed below is payable from TIAA-CREF Life's general account. No income option is payable from any investment account. You must transfer (as described in Part G) your investment account accumulation to your fixed account accumulation in order to apply your investment account accumulation to one of the income options listed below.

         The following are the income options from which you may choose. In addition to providing an income during the lifetime of the annuitant or for a fixed period, some options provide that payments will continue for the lifetime of a second annuitant, and some provide that payments will continue in any event during a guaranteed period as explained below. The income options are described as monthly payments, but you may choose quarterly, semi-annual or annual payments. The periodic amount paid to you or a surviving second annuitant depends on which of these options you choose. You may not elect an option which would not be treated as an annuity under federal tax law. The periodic amount paid depends on which of these options you choose:

         ONE-LIFE ANNUITY. A payment will be made to you each month for as long as the annuitant is alive. You may include a guaranteed period of 10, 15 or 20 years. If you do not include a guaranteed period, all payments will cease at the annuitant's death. If you include a guaranteed period and the annuitant dies before the end of that period, monthly payments will continue until the end of that period and then cease.

         TWO-LIFE ANNUITY. A payment will be made to you each month for as long as either the annuitant or the second annuitant is alive. You cannot change your choice of second annuitant after payments begin. You may include a guaranteed period of 10, 15 or 20 years. If you do not include a guaranteed period, all payments will cease at the death of the last survivor of the annuitant and second annuitant. You may choose from among the following forms of two-life annuity.

                  FULL BENEFIT WHILE EITHER THE ANNUITANT OR THE SECOND ANNUITANT IS ALIVE. The full monthly benefit will continue as long as either the annuitant or the second annuitant is alive. If you included a guaranteed period and the annuitant and second annuitant both die before the end of the period chosen, the full amount of the monthly payments that would have been paid if both had lived will continue until the end of that period and then cease.

                  TWO-THIRDS BENEFIT AFTER THE DEATH OF EITHER THE ANNUITANT OR THE SECOND ANNUITANT. At the death of either the annuitant or the second annuitant, two-thirds of the monthly payments that would have been paid if both had lived will continue for the life of the survivor. If you included a guaranteed period and the annuitant and the second annuitant both die before the end of the period chosen, two-thirds of the monthly payments that would have been paid if both had lived will continue to the end of that period and then cease.

                  HALF BENEFIT AFTER THE DEATH OF THE ANNUITANT. The full monthly income will

TCL-1291.2                                                               Page 11
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YOUR TIAA-CREF LIFE PERSONAL ANNUITY SELECT CONTRACT

                  continue as long as the annuitant is alive. If the second annuitant survives the annuitant, one-half the monthly payments that would have been paid if the annuitant had lived will continue for the life of the second annuitant. If you included a guaranteed period and the annuitant and the second annuitant both die before the end of the period chosen, one-half the monthly payments that would have been paid if the annuitant had lived will continue to the end of that period and then cease.

FIXED-PERIOD ANNUITY. A payment will be made each month for a fixed period you choose that is not less than 2 nor more than 30 years. If the annuitant dies before the end of the period chosen, the monthly payments will continue to the end of that period and then cease.

AUTOMATIC ELECTION PROVISION. If, on the annuity starting date determined in accordance with section 35, you have not chosen one of the income options described in the contract, you will be deemed to have chosen a one-life annuity with a 10-year guaranteed period, or a shorter guaranteed period if required to meet federal tax law.

37. DISTRIBUTION REQUIREMENTS UPON THE DEATH OF THE OWNER. If you die on or after the annuity starting date, any income benefit remaining due must be distributed at least as rapidly as under the income option on which income benefit payments were being made as of the date of death.

                              PART F: DEATH BENEFIT

38. AVAILABILITY OF THE DEATH BENEFIT. If you or the annuitant dies before the annuity starting date, the death benefit will become available to the death benefit payee. If you die and your spouse is the sole death benefit payee, he or she may choose to become the owner and continue the contract, or instead choose to be paid the death benefit. If your spouse does not make a choice, within 60 days of the date we receive due proof of death, he or she will automatically become the owner of the contract as of the date of your death. If you were also the annuitant, your spouse, upon becoming the owner, will also become the annuitant.

39. The DEATH BENEFIT PAYABLE DATE is the date TIAA-CREF Life authorizes payment of the death benefit which is the date TIAA-CREF Life receives:

         A)       due proof of death of you or the annuitant;

         B)       the choice of a method of payment as provided in section 43;
                  and

         C) due proof of the death benefit payee's age if the method of payment chosen pays a lifetime income,

provided that the death benefit payable date will not be later than the first of the month following the 60th day after we receive due proof of the death of you or the annuitant. If no method of payment is chosen before that date, TIAA-CREF Life will pay the death benefit as annual payments for a fixed period ending in the twelve-month period preceding the fifth anniversary of the date of the death.

Page 12                                                               TCL-1291.2
Ed. 1-1999                                                    TIAA-CREF Life PAS

                            YOUR TIAA-CREF LIFE PERSONAL ANNUITY SELECT CONTRACT

40. GUARANTEED MINIMUM DEATH BENEFIT. The death benefit will be the greater of A and B where:

         A        is your contract accumulation; and

         B is the sum of all premiums credited less any lump-sum benefits paid.

As of the death benefit payable date, your fixed account accumulation will be increased by the excess, if any, of B over A (where A and B are as defined above) in order to pay the death benefit in accordance with this minimum amount.

41. The AMOUNT OF DEATH BENEFIT payment(s) will be determined, as of the death benefit payable date, by:

         A) the amount of your contract accumulation, after any adjustment in accordance with the guaranteed minimum death benefit, as described in section 40;

         B) the rate schedule under which premiums and transfers were credited to your fixed account accumulation;

         C) the method of payment and the frequency of payment chosen for the death benefit; and

         D) if the method chosen pays a lifetime income, the age of the death benefit payee.

42. TREATMENT OF ACCUMULATIONS IN INVESTMENT ACCOUNTS. Death benefits are paid out of the fixed account. All accumulations held in investment accounts on the date of death will remain in those accounts until the death benefit payable date, unless the death benefit payee instructs otherwise. Accumulations in investment accounts will be transferred to the fixed account for payment of the death benefit as of the death benefit payable date.

43. METHODS OF PAYMENT. TIAA-CREF Life will pay the death benefit to the death benefit payee under one of the methods of payment set forth below. You may choose or change the method of payment at any time before payments begin. If your beneficiary is the death benefit payee, he or she may change the method chosen by you, unless you specify otherwise. If you do not choose a method, your beneficiary will make the choice if he or she becomes entitled to payments. Any choice of method or change of such choice must be made by written notice to TIAA-CREF Life, as explained in section 55. Once payment of the death benefit has begun, the choice may not be changed. Methods providing a lifetime income may be elected only if the death benefit payee is a natural person. A fixed or guaranteed period may not exceed the death benefit payee's life expectancy. The methods of payment are described as monthly payments, but the death benefit payee may choose quarterly, semi-annual or annual payments.

         Each of the methods of payment listed below is payable from the fixed account. No method of payment is payable from any investment account.

         SINGLE-SUM PAYMENT. The death benefit will be paid to the death benefit payee in one sum.

         ONE-LIFE ANNUITY. A payment will be made to the death benefit payee each month for life. A guaranteed period of 10, 15 or 20 years may be included. If a guaranteed period isn't included, all payments will cease at the death benefit payee's death. If a guaranteed period is included and the death benefit payee dies before the end of that period, monthly payments

TCL-1291.2                                                               Page 13
TIAA-CREF Life PAS                                                    Ed. 1-1999

YOUR TIAA-CREF LIFE PERSONAL ANNUITY SELECT CONTRACT

         will continue until the end of that period and then cease.

         FIXED-PERIOD ANNUITY. A payment will be made to the death benefit payee each month for a fixed period of not less than 2 nor more than 30 years, as chosen. At the end of the period chosen the entire death benefit will have been paid out. If the death benefit payee dies before the end of the period chosen, the monthly payments will continue until the end of that period and then cease.

         If any method chosen would result in payments of less than $100 a month, TIAA-CREF Life will have the right to require a change in choice that will result in payments of not less than $100 a month.

44. DISTRIBUTION REQUIREMENTS UPON THE DEATH OF THE OWNER. Notwithstanding any other provision in your contract, if you die before the annuity starting date, TIAA-CREF Life will pay the death benefit in accordance with the requirements of
Section 72(s) of the Internal Revenue Code of 1986, as amended. Thus, the death benefit must be distributed within five years of the death of the owner. However, if your beneficiary is a natural person and payments begin within one year of your death, and within 60 days of the date we receive due proof of your death, the distribution may be made over the lifetime of your beneficiary or over a period not to exceed your beneficiary's life expectancy. If your spouse is the sole death benefit payee, he or she may choose to become the owner and continue the contract. If the owner is not a natural person, the death of the first annuitant is treated as the death of the owner for these distribution requirements.

                     PART G: LUMP-SUM BENEFITS AND TRANSFERS

45. AVAILABILITY. On or before the day your income benefits begin, you may choose a lump-sum benefit or transfer from any account under your contract. Lump-sum benefits from an account's accumulation must be at least $1,000 or for the entire account accumulation. Transfers between account accumulations must be at least $250 or for the entire account accumulation. Only one lump-sum benefit or transfer from the fixed account may be made in any 180-day period. After we have given you three months' written notice, we may limit transfers from any investment account to no more than one transfer in any 90-day period.

         TIAA-CREF Life may limit to $300,000 the total premiums and transfers credited to your fixed account accumulation, in any twelve-month period.

         Any request to receive a lump-sum benefit must be made by written notice to TIAA-CREF Life as explained in section 55. If your entire contract accumulation is withdrawn, all obligations of TIAA-CREF Life to you under the contract are fulfilled. Any request to transfer accumulations must be in a form acceptable to TIAA-CREF Life.

46. EFFECTIVE DATE. A lump-sum benefit payment or transfer will be effective, and all values determined as of the end of the business day we receive, in a form acceptable to TIAA-CREF Life, your request, unless you choose to defer the effective date to a future day acceptable to TIAA-CREF Life. A request for a lump-sum benefit or transfer cannot be revoked after its effective date.

         TIAA-CREF Life is required by law to reserve the right to defer payment of a lump-sum

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Ed. 1-1999                                                    TIAA-CREF Life PAS

                            YOUR TIAA-CREF LIFE PERSONAL ANNUITY SELECT CONTRACT

benefit from the fixed account for up to six months. Also, TIAA-CREF Life reserves the right to delay a transfer from the fixed account for up to six months. If we defer payment of a lump-sum benefit or a transfer from the fixed account for ten or more working days, we will credit interest at the total rate then applicable to amounts left on deposit with TIAA-CREF Life, but not less than 3%. If at any time applicable state law requires a higher rate of interest, such rate will be credited. Payment of a lump-sum benefit or a transfer from an investment account may be delayed to the extent permitted or required under the federal Investment Company Act of 1940, or any other applicable federal or state law.

                           PART H: GENERAL PROVISIONS

47. INSULATION OF SEPARATE ACCOUNT. TIAA-CREF Life owns the assets in separate account TIAA-CREF Life VA-1. To the extent permitted by law, the assets of the separate account will not be charged with liabilities arising out of any other business TIAA-CREF Life may conduct. All income, gains and losses, whether or not realized, of an investment account of the separate account will be credited to or charged against only that investment account without regard to TIAA-CREF Life's other income, gains or losses.

48. ADDITION OR DELETION OF AN INVESTMENT ACCOUNT. TIAA-CREF Life may, as permitted by applicable law, add, combine, or delete investment accounts within the separate account. If you own accumulation units in an investment account that is deleted, you must transfer them to any other available investment account or to the fixed account. Any such changes will be effected only after obtaining the approval of the New York Insurance Department.

49. CHANGE OR SUBSTITUTION OF FUNDS. TIAA-CREF Life may, as permitted by applicable law, change or substitute the Fund(s) whose shares are held by the investment account(s). Any such changes will be effected only after obtaining the approval of the New York Insurance Department.

50. REPORTS. At least once each year until the annuity starting date, we will mail you a report for the calendar year just ended. It will provide a statement of the investments held in the separate account, and it will show the value of your contract accumulation, the death benefit, your fixed account accumulation, and for each investment account accumulation, the value of your accumulation, the number of your accumulation units, and the value of one accumulation unit.

51. NO LOANS. This contract does not provide for loans.

52. ASSIGNMENT. You may assign this contract. We assume no responsibility for the validity of any such assignment, nor will we be charged with notice of any assignment unless it is in writing and has been received by us. The rights of the owner, annuitant, any second annuitant, any beneficiary and any other person to receive benefits under this contract will be subject to the terms of any assignment. You should consult your tax advisor before making any assignment of your contract.

53. PROTECTION AGAINST CLAIMS OF CREDITORS. The benefits and rights accruing to you or any other person under this contract are exempt from the claims of creditors or legal process to the

TCL-1291.2                                                               Page 15
TIAA-CREF Life PAS                                                    Ed. 1-1999

YOUR TIAA-CREF LIFE PERSONAL ANNUITY SELECT CONTRACT

fullest extent permitted by law.

54. NON-FORFEITURE OF BENEFITS. Any paid-up annuity, cash surrender or death benefits payable under this contract will not be less than the minimum required as of the date of issue by any applicable statute of the state or other jurisdiction in which this contract was delivered.

55. PROCEDURE FOR ELECTIONS AND CHANGES. You (or your beneficiaries after your death) have to make any choice or changes available under your contract in a form acceptable to TIAA-CREF Life at our home office in New York, NY. If you (or your beneficiaries after your death) send us a notice changing your beneficiaries or other persons named to receive payments, it will take effect as of the date it was signed even if you (or other signer) then dies before the notice actually reaches TIAA-CREF Life. Any other notice will take effect as of the date TIAA-CREF Life receives it. If TIAA-CREF Life takes any action in good faith before receiving the notice, we will not be subject to liability even if our acts were contrary to what you told us in the notice.

56. PAYMENT TO AN ESTATE, GUARDIAN, TRUSTEE, ETC. TIAA-CREF Life won't be responsible for the acts or neglects of any executor, trustee, guardian, or other third party receiving payments under your contract. If you designate a trustee of a trust as beneficiary, TIAA-CREF Life is not obliged to ask about the terms of the underlying trust or any will. If death benefits become payable to the designated trustee of a testamentary trust, but:

         A) no qualified trustee makes claim for the benefits within nine months after your death; or

         B) evidence satisfactory to TIAA-CREF Life is presented at any time within such nine-month period that no trustee can qualify to receive the benefits due,

payment will be made to the successor beneficiaries, if any are designated and survive you; otherwise payment will be made to the executors or administrators of the owner's estate.

         If benefits become payable to an inter-vivos trustee, but the trust is not in effect or there is no qualified trustee, payment will be made to the successor beneficiaries, if any are designated and survive you; otherwise payment will be made to the executors or administrators of the owner's estate.

         Payment to any trustee or estate as provided for above shall fully satisfy TIAA-CREF Life's payment obligations under this contract to the extent of such payment.

57. INVESTMENT COMPANY ACT OF 1940. The separate account is a unit-investment trust which is a registered investment company under the Investment Company Act of 1940. However, we may operate the separate account using any other form permitted under the Act. Also, TIAA-CREF Life may deregister the separate account under the Act, subject to compliance with applicable law.

58. SERVICE OF PROCESS UPON TIAA-CREF LIFE. We will accept service of process in any action or suit against us on this contract in any court of competent jurisdiction in the United States or Puerto Rico provided such process is properly made. We will also accept such process sent to us by registered mail if the plaintiff is a resident of the state, district or territory in which the action or suit is brought. This section does not waive any of our rights, including the right to remove such action or suit to another court.

Page 16                                                               TCL-1291.2
Ed. 1-1999                                                    TIAA-CREF Life PAS

                            YOUR TIAA-CREF LIFE PERSONAL ANNUITY SELECT CONTRACT

59. BENEFITS BASED ON INCORRECT AGE. If the amount of benefits is determined by data as to a person's age that is incorrect, benefits will be recalculated on the basis of the correct age. Any amounts underpaid by TIAA-CREF Life on the basis of the incorrect data will be paid at the time the correction is made. Any amounts overpaid by TIAA-CREF Life on the basis of the incorrect data will be charged against the payments due after the correction is made. Any underpayments paid or overpayments charged will include compound interest at the effective rate of 6% per year.

60. PROOF OF SURVIVAL. For any benefit that requires the owner, annuitant, any second annuitant, any beneficiary and/or any other person named to receive benefits be alive on the date any benefit payment is due under the terms of this contract, TIAA-CREF Life may require satisfactory proof that such person or persons are alive. If this proof is not received after it has been requested in writing, TIAA-CREF Life will have the right to make reduced payments or to withhold payments entirely until such proof is received. If under a two-life annuity TIAA has overpaid benefits because of a death of which we were not notified, subsequent payments will be reduced or withheld until the amount of the overpayment, plus compound interest at the rate of 6% per year, has been recovered.

61. COMPLIANCE WITH LAWS AND REGULATIONS. TIAA-CREF Life will administer the contract to comply with all applicable laws and regulations pertaining to annuities and the terms and conditions of the contract. You cannot elect any benefit or exercise any right under your contract if the election of that benefit or exercise of that right is prohibited under an applicable state or federal law or regulation. TIAA-CREF Life will withhold and forward to tax authorities any amounts required by law.

62. RIGHT TO AMEND. TIAA-CREF Life reserves the right to change this contract from time to time in order to comply with applicable federal and state laws on annuities. If we make such a change, we will do so for all contracts written on this form and delivered in the same state this contract was delivered.

63. CORRESPONDENCE AND REQUESTS FOR BENEFITS. No notice, application, form, or request for benefits will be deemed to be received by us unless it is received at our home office in New York, NY. All benefits are payable at our home office in New York, NY. Any questions about your contract or inquiries about our services should be directed to us at our home office address: TIAA-CREF Life, 730 Third Avenue, New York, NY 10017-3209.

                              PART I: RATE SCHEDULE

64. RATE SCHEDULE. All income and death benefits are payable from TIAA-CREF Life's general account. TIAA-CREF Life may pay income or death benefits that are higher than the benefit amounts guaranteed by this rate schedule.

THE GUARANTEED ANNUITY PURCHASE RATES APPLICABLE TO the portion of your fixed account accumulation arising from premiums and transfers credited to your fixed account accumulation will be computed on this basis:

(1) a deduction for any premium taxes incurred by TIAA-CREF Life for your contract when

TCL-1291.2                                                               Page 17
TIAA-CREF Life PAS                                                    Ed. 1-1999

YOUR TIAA-CREF LIFE PERSONAL ANNUITY SELECT CONTRACT

         annuity payments commence;

(2) interest at an effective annual rate of 3% from the end of the day on which the premium or transfer is received to the date income or death benefits begin, and at the effective annual rate of 2 1/2% thereafter; and

(3) mortality according to the Annuity 2000 Mortality Table (TIAA Merged Gender Mod C).

These rates cease to apply to any fixed account accumulations that you transfer to the separate account.

Page 18                                                               TCL-1291.2
Ed. 1-1999                                                    TIAA-CREF Life PAS

                            YOUR TIAA-CREF LIFE PERSONAL ANNUITY SELECT CONTRACT

               GUARANTEED ANNUAL AMOUNT OF INCOME BENEFITS UNDER A
                 ONE-LIFE ANNUITY WITH 10-YEAR GUARANTEED PERIOD
                      PURCHASED BY A SINGLE PREMIUM OF $100
      (PER $100 CREDITED AFTER ANY APPLICABLE PREMIUM TAXES BEEN DEDUCTED)
             One-twelfth of the amount shown is payable each month

  Age                                         Age                                        Age
Attained                                    Attained                                   Attained
  When          Annuity Beginning at         When          Annuity Beginning at         When         Annuity Beginning at
Premium                                     Premium                                    Premium
is Paid*  Age 60     Age 65     Age 70      is Paid*  Age 60     Age 65     Age 70     is Paid*   Age 60     Age 65     Age 70
20        $14.27     $18.10     $23.30         37     $ 8.63     $10.95     $14.10         54     $ 5.22     $ 6.62     $ 8.53
21         13.85      17.57      22.62         38       8.38      10.63      13.69         55       5.07       6.43       8.28
22         13.45      17.06      21.96         39       8.14      10.32      13.29         56       4.92       6.24       8.04
23         13.06      16.56      21.32         40       7.90      10.02      12.90         57       4.78       6.06       7.81
24         12.68      16.08      20.70         41       7.67       9.73      12.52         58       4.64       5.89       7.58
25         12.31      15.61      20.10         42       7.45       9.44      12.16         59       4.51       5.71       7.36
26         11.95      15.15      19.51         43       7.23       9.17      11.81         60       4.37       5.55       7.14
27         11.60      14.71      18.94         44       7.02       8.90      11.46         61                  5.39       6.93
28         11.26      14.28      18.39         45       6.81       8.64      11.13         62                  5.23       6.73
29         10.94      13.87      17.86         46       6.62       8.39      10.80         63                  5.08       6.54
30         10.62      13.46      17.34         47       6.42       8.15      10.49         64                  4.93       6.35
31         10.31      13.07      16.83         48       6.24       7.91      10.18         65                  4.79       6.16
32         10.01      12.69      16.34         49       6.05       7.68       9.89         66                             5.98
33          9.72      12.32      15.87         50       5.88       7.46       9.60         67                             5.81
34          9.43      11.96      15.40         51       5.71       7.24       9.32         68                             5.64
35          9.16      11.61      14.96         52       5.54       7.03       9.05         69                             5.47
36          8.89      11.28      14.52         53       5.38       6.82       8.78         70                             5.31

The yearly payments shown above are those that result from a premium of $100, net of premium tax, paid or credited when you have reached an age shown in the "Age Attained" column, but have not passed that birthday by as much as one month. All ages used in computing benefits are calculated in completed years and months. Payments at ages other than those shown, and under other income options, are computed on the basis stated in the rate schedule for benefits bought by premiums. For premiums other than $100, payments will be proportionate.

* Premiums are considered to be paid, and will be credited to your contract, as of the end of the business day on which they are received.

==========

TIAA-CREF Life will compute any benefits provided by the portion of your fixed account accumulation resulting from amounts applied to the fixed account on the basis stated above, or, if it produces a larger payment, on the rate basis TIAA-CREF Life uses for computing the amount of any nonqualified individual single premium immediate annuity being offered when the payments start, after a deduction for any premium taxes incurred by TIAA-CREF Life for your contract when annuity payments commence.

No surrender charge will be assessed against lump-sum benefit payments or transfers from your fixed account accumulation.

TCL-1291.2                                                               Page 19
TIAA-CREF Life PAS                                                    Ed. 1-1999

YOUR TIAA-CREF LIFE PERSONAL ANNUITY SELECT CONTRACT

             NONQUALIFIED FLEXIBLE PREMIUM LIMITED DEFERRED ANNUITY

                        FIXED AND VARIABLE ACCUMULATIONS

Page 20                                                               TCL-1291.2
Ed. 1-1999                                                    TIAA-CREF Life PAS